Exhibit 10.5

December 15, 2023

Dear Mark:

This letter agreement will confirm that effective January 1, 2024 you shall be a temporary at-will employee of Safeguard Scientifics, Inc. (“Safeguard”) on the terms and subject to the conditions set forth in this letter agreement.

Your title shall be Executive Advisor.

Except for such position as a temporary at-will employee of Safeguard and as otherwise set forth in this letter with respect to the services you will perform hereunder, you shall not hold any other positions at Safeguard, its subsidiaries or its portfolio companies.

During your service as a temporary at-will employee of Safeguard, you will perform the services as mutually agreed to by you and Safeguard from time to time.

During the term of this letter agreement, you will be paid at a rate of $400.00 per hour.

Safeguard will reimburse you for reasonable expenses incurred by you in the performance of your service hereunder provided that such expenses are subject to Safeguard’s then applicable expense reimbursement policies.

Safeguard shall pay your compensation in accordance with Safeguard’s applicable payroll and payment schedules and such amounts will be subject to all applicable withholding requirements.

Your eligibility to participate in all Company-sponsored plans that are governed by Employee Retirement Income Security Act or 1974, as amended (“ERISA”), will be as set forth in such plans.

Safeguard shall defend and/or indemnify you and hold you harmless, and Safeguard hereby affirms its obligation to provide indemnification to you as a director, officer, employee, observer or former director, officer, employee or observer of Safeguard or any of its affiliates or portfolio companies, as the case may be, to the same extent as required by Safeguard’s bylaws as of the date hereof.

You will not be eligible for any other compensation or employee benefits except as provided for in this letter agreement and that certain separation letter agreement entered into by you and Safeguard on December 15, 2023.

As an at-will employee, Safeguard may terminate your at-will employment and this letter agreement at any time upon notice to you.

You will be a temporary employee-at-will, subject to the arrangements described in Safeguard’s employee handbook as modified from time to time. You shall not be required to devote all of your professional time and attention to performing services on behalf of Safeguard and you shall be permitted to engage in activities outside of your temporary employment by Safeguard at your discretion, provided that your hereby acknowledge and reaffirm your agreement to comply with the covenants designed to protect Safeguard’s confidential information and employee and customer relationships and other employee agreements by which you were bound as a full-time employee, including, without limitation, Safeguard’s Statement of Company Policy on Insider Trading and Disclosure and Safeguard’s Code of Business Conduct and Ethics.

If these terms are agreeable, please signify your acceptance below and return one copy to me.

[Signature Page Follows]

Sincerely,

/s/ Eric Salzman
Eric Salzman
Chief Executive Officer

Agreed and accepted:	/s/ Mark Herndon
Mark Herndon

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